                                                                  Exhibit (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                                 AMONG ALCATEL,

                             ZEUS ACQUISITION CORP.

                                       AND

                                XYLAN CORPORATION

                              Dated: March 1, 1999

                                TABLE OF CONTENTS

ARTICLE I      THE OFFER
      SECTION 1.01.    The Offer.  ...................................... - 2 -
      SECTION 1.02.    Company Action. .................................. - 4 -
      SECTION 1.03.    Directors......................................... - 5 -

      ARTICLE II
      THE MERGER......................................................... - 6 -
      SECTION 2.01.    The Merger........................................ - 6 -
      SECTION 2.02.    Effective Time.................................... - 6 -
      SECTION 2.03.    Effect of the Merger.............................. - 7 -
      SECTION 2.04.    Articles of Incorporation; By-Laws................ - 7 -
      SECTION 2.05.    Closing........................................... - 7 -
      SECTION 2.06.    Directors and Officers............................ - 7 -
      SECTION 2.07.    Shareholders' Meeting.  .......................... - 7 -

      ARTICLE III
      CONVERSION OF SECURITIES........................................... - 8 -
      SECTION 3.01.    Effect on Capital Stock........................... - 8 -
      SECTION 3.02.    Exchange of Certificates.......................... - 9 -
      SECTION 3.03.    Dissenting Shares................................ - 11 -
      SECTION 3.04.    Lost, Stolen or Destroyed Certificates........... - 11 -
      SECTION 3.05.    Taking of Necessary Action; Further Action....... - 11 -

      ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................... - 11 -
      SECTION 4.01.    Organization and Qualification; Subsidiaries..... - 12 -
      SECTION 4.02.    Articles of Incorporation and By-Laws............ - 12 -
      SECTION 4.03.    Capitalization................................... - 12 -
      SECTION 4.04.    Authority Relative to This Agreement............. - 13 -
      SECTION 4.05.    Material Contracts; No Conflict, Required Filings
                       and Consents..................................... - 14 -
      SECTION 4.06.    Rights Plan...................................... - 15 -
      SECTION 4.07.    SEC Filings, Financial Statements................ - 15 -
      SECTION 4.08.    Absence of Certain Changes or Events............. - 16 -
      SECTION 4.09.    No Undisclosed Liabilities....................... - 16 -
      SECTION 4.10.    Absence of Litigation............................ - 16 -
      SECTION 4.11.    Employee Benefit Plans; Employment Agreements.... - 16 -
      SECTION 4.12.    Labor Matters.................................... - 19 -
      SECTION 4.13.    Restrictions on Business Activities.............. - 19 -
      SECTION 4.14.    Title to Property................................ - 19 -
      SECTION 4.15.    Taxes............................................ - 19 -
      SECTION 4.16.    Environmental Matters............................ - 21 -
      SECTION 4.17.    Brokers.......................................... - 23 -
      SECTION 4.18.    Intellectual Property............................ - 23 -


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      SECTION 4.19.    Vote Required.................................... - 24 -
      SECTION 4.20.    Opinion of Financial Advisor..................... - 24 -
      SECTION 4.21.    Year 2000 Compliance............................. - 24 -


      ARTICLE V
      REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER............ - 24 -
      SECTION 5.01.    Organization and Qualification................... - 24 -
      SECTION 5.02.    Authority Relative to this Agreement............. - 25 -
      SECTION 5.03.    No Conflict, Required Filings and Consents....... - 25 -

      ARTICLE VI
      CONDUCT OF BUSINESS PENDING THE MERGER............................ - 26 -
      SECTION 6.01.    Conduct of Business by the Company Pending the
                       Merger........................................... - 26 -
      SECTION 6.02.    No Solicitation.................................. - 28 -
      SECTION 6.03.    Information Supplied............................. - 29 -

      ARTICLE VII
      ADDITIONAL AGREEMENTS............................................. - 30 -
      SECTION 7.01.    Filings, Other Actions; Notification............. - 30 -
      SECTION 7.02.    Access to Information; Confidentiality........... - 31 -
      SECTION 7.03.    Stock Options.  ................................. - 31 -
      SECTION 7.04.    Stock Purchase Plan.............................. - 32 -
      SECTION 7.06.    Indemnification.................................. - 33 -
      SECTION 7.07.    Notification of Certain Matters.................. - 34 -
      SECTION 7.08.    Further Action................................... - 34 -
      SECTION 7.09.    Public Announcements............................. - 34 -
      SECTION 7.10.    Listing.......................................... - 34 -
      SECTION 7.11.    Expenses......................................... - 34 -

      ARTICLE VIII
      CONDITIONS TO THE MERGER.......................................... - 35 -
      SECTION 8.01.    Conditions to Obligation of Each Party to
                       Effect the Merger................................ - 35 -

      ARTICLE IX
      TERMINATION....................................................... - 35 -
      SECTION 9.01.    Termination...................................... - 35 -
      SECTION 9.02.    Effect of Termination............................ - 37 -
      SECTION 9.03.    Fees and Expenses................................ - 37 -

      ARTICLE X
      GENERAL PROVISIONS................................................ - 38 -
      SECTION 10.01.   Effectiveness of Representations, Warranties and
                       Agreements....................................... - 38 -


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      SECTION 10.02.   Notices.......................................... - 38 -
      SECTION 10.03.   Amendment........................................ - 39 -
      SECTION 10.04.   Waiver........................................... - 39 -
      SECTION 10.05.   Headings......................................... - 39 -
      SECTION 10.06.   Severability..................................... - 39 -
      SECTION 10.07.   Entire Agreement................................. - 40 -
      SECTION 10.08.   Assignment, Purchaser............................ - 40 -
      SECTION 10.09.   Parties in Interest.............................. - 40 -
      SECTION 10.10.   Failure or Indulgence Not Waiver; Remedies
                       Cumulative....................................... - 40 -
      SECTION 10.11.   Governing Law.................................... - 40 -
      SECTION 10.12.   Counterparts..................................... - 40 -
      SECTION 10.13.   Waiver of Jury Trial............................. - 40 -
      SECTION 10.14.   Certain Definitions.............................. - 41 -


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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of March 1, 1999 (the "Agreement"), by and among Alcatel, a French corporation ("Parent"), Zeus Acquisition Corp., a California corporation and a wholly-owned indirect subsidiary of Parent ("Purchaser") and Xylan Corporation, a California corporation (the "Company"). Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article X, Section 10.14 hereof.

      WHEREAS, the Boards of Directors of each of Parent, Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of such combination, it is proposed that Purchaser make a cash tender offer (the "Offer") to acquire all of the outstanding Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") at a price of $37.00 per share, net to the seller in cash, upon the terms and conditions of this Agreement;

      WHEREAS, prior to the approval of the business combination, the Board of Directors of the Company approved the amendment to the Preferred Shares Rights Agreement to permit the transactions contemplated by this Agreement to proceed without triggering a distribution of rights under the Agreement;

      WHEREAS, the Boards of Directors of each of Parent and the Company have approved this Agreement and the merger (the "Merger"), following the consummation of the Offer, of Purchaser with and into the Company in accordance with the CGCL and upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Company Board has (i) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares, (ii) approved the making of the Offer and (iii) resolved and agreed to recommend that holders of such Shares tender their Shares pursuant to the Offer and approve this Agreement, the Stock Option Agreement and each of the Transactions (as defined in Section 1.02 hereof) upon the terms and subject to the conditions set forth herein and therein;

      WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, Parent, Purchaser and the Founding Shareholders, concurrently herewith are entering into shareholders' agreements ("Shareholders Agreement") pursuant to which such Founding Shareholders are agreeing to take certain actions to support the transactions contemplated by this Agreement;

      WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, the Company, concurrently herewith, is entering into a Stock Option Agreement, dated as of the date hereof, with Parent and Purchaser, pursuant to which the Company is granting Purchaser an option to purchase Shares, all upon the terms and subject to the conditions set forth in the Stock Option Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I
                                    THE OFFER

      SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events set forth in Annex A shall have occurred and be existing, as promptly as reasonably practicable (but in no event later than five business days after the public announcement of the execution of this Agreement), Purchaser shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to acquire all the Shares at a price of $37.00 per Share, net to the seller in cash, subject to applicable withholding taxes (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). Subject to Section 1.01(c) and (i) the satisfaction of the Minimum Condition and (ii) the satisfaction or waiver of the other conditions set forth in Annex A, Purchaser shall use reasonable best efforts to consummate the Offer in accordance with its terms and to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as Purchaser is legally permitted to do so under applicable law. The Offer shall have an initial scheduled expiration date twenty (20) business days following commencement thereof, unless consents, approvals, authorizations, permits, filings or notifications are required pursuant to EC Merger Regulations or any applicable non-United States laws regulating competition, antitrust, investment or exchange controls, in which event the initial scheduled expiration date of the Offer shall be a date mutually agreed by Parent and the Company. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") and shall be subject to the Minimum Condition (as may be amended pursuant to Section 1.01(c)) and the other conditions set forth in Annex A hereto, and shall reflect, as appropriate, the other terms set forth in this Agreement. Subject to Section 1.01(c), Purchaser shall not (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) decrease the number of Shares sought or (iv) amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). If on the initial scheduled expiration date of the Offer, or any extension thereof, all conditions to the Offer will not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the expiration date of the Offer until a date not later than June 30, 1999; provided, however, that if the HSR/Foreign Antitrust Condition (as defined in Annex A) shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, Purchaser may extend the expiration date of the Offer until a date not later than September 30, 1999 and Parent and Purchaser shall exercise its reasonable best efforts to comply with any requests of the DOJ, FTC or similar foreign Governmental Entity. Without limiting the right of Purchaser to extend the Offer pursuant to the immediately preceding sentence, at the request of the Company, Purchaser


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shall, and Parent shall cause Purchaser to, extend the expiration date of the
Offer (i) in one or more periods of not more than five business days (but in no event later than April 30, 1999), if (A) any of the conditions set forth in Annex A shall not have been satisfied or waived at the scheduled or extended expiration date of the Offer, (B) such condition is reasonably capable of being satisfied by the Company, (C) the Company exercises its reasonable best efforts to cause such condition to be satisfied and (D) the Company is in compliance with all of its covenants in this Agreement, (ii) for five business days in the event that the Minimum Condition shall not have been satisfied at the first scheduled expiration date of the Offer or (iii) until a date not later than September 30, 1999, only if the HSR/Foreign Antitrust Condition shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer and the Company exercises its reasonable best efforts to comply with any second requests of the DOJ, FTC or similar foreign Governmental Entity. In addition, Purchaser may increase the Offer Price and the Offer may be extended to the extent required by law in connection with such increase in each case, without the consent of the Company.

      (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent and Purchaser shall mail the Schedule 14D-1 to the shareholders of the Company as soon as practicable after filing with the SEC. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall correct promptly any information provided by it for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel reasonable opportunity to review and comment upon the Schedule 14D-1 prior to it being filed with, or sent to, the SEC. Parent and Purchaser agree to provide the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

      (c) In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer and the Company shall not have given to Purchaser a notice to extend the expiration date of the Offer pursuant to subsection (ii) of the penultimate sentence of Section 1.01(a) above, Purchaser may, in its sole discretion, either (i) extend the Offer pursuant to Section 1.01(a) or (ii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement), and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, Purchaser shall waive the

Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by Purchaser, will equal the Revised Minimum Number, and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser may, but shall not in any event be required to accept for payment, and pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date). Notwithstanding any other provision of this Agreement, in the event that Purchaser purchases a number of Shares equal to the Revised Minimum Number, without the prior written consent of the Purchaser prior to the termination of this Agreement, the Company shall take no action whatsoever to increase the percentage of Shares owned by the Purchaser in excess of the Revised Minimum Number.

      (d) Parent has, and shall provide or cause to be provided to Purchaser on a timely basis, the funds necessary to purchase the Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

      SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held on March 1, 1999 at which all members were present, by a unanimous affirmative vote has (i) determined that each of the Agreement, the Stock Option Agreement, the Offer and the Merger are, and the other transactions contemplated hereby and thereby (the "Transactions") are, fair to and in the best interests of the shareholders of the Company, (ii) authorized, approved, and adopted this Agreement, the Stock Option Agreement and the Transactions and
(iii) recommended that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement and the Transactions (provided, however, that subject to and in accordance with the provisions of Section 6.02(b), such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 6.02(a)). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in the immediately preceding sentence, subject to Section 6.02(b).

      (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Company Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the
Schedule 14D-9 prior to it being filed with, or sent to, the SEC. The Company agrees to provide Parent and Purchaser and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

      (c) The Company shall cause its transfer agent to promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of the Shares and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall (i) hold in confidence the information contained in such labels, listings and files, (ii) use such information only in connection with the Offer and the Merger and (iii) if this Agreement is terminated in accordance with Article IX, upon request of the Company, deliver or cause to be delivered to the Company all copies of such information then in their possession or the possession of its agents or representatives.

      SECTION 1.03. Directors. (a) Promptly upon the acceptance for payment by Parent or any of its subsidiaries for Shares purchased pursuant to the Offer, and from time to time thereafter, as Shares are acquired by Parent or any of its subsidiaries, Parent shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate such number of directors, rounded up to the next greatest whole number, on the Company Board as will give Parent representation on the Company Board equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Purchaser, Parent or any of their affiliates (including for purposes of this Section 1.03, such shares of Company Common Stock as are accepted for payment pursuant to the Offer, but excluding shares of Company Common Stock held by the Company or any of its affiliates, which would not include Parent, Purchaser or its affiliates) bears to the number of shares of Company Common Stock outstanding; provided, however, that if Purchaser has acquired the Revised Minimum Number of Shares in the Offer, such number of directors shall be rounded up to the greatest whole number plus one to give Purchaser at least a majority of the members of the Company Board; and provided, further, that in the event that Purchaser's designees are appointed or elected to the Company Board, until the Effective Time (as defined in Section 2.02) the Company Board shall have at least one director who is a director on the date of this Agreement and who is not an executive officer of the Company (the "Independent Director"). At such times, the Company will also cause (i) each committee of the Company Board, (ii) if requested by Parent, the board of directors of each of the Company's subsidiaries and (iii) if requested by Parent, each committee of such subsidiaries' boards to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees are of the Company Board. The Company shall, upon request by Parent, promptly increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be elected or appointed to the Company Board and shall cause Parent's designees to be so elected or appointed.

      (b) Following the election or appointment of Parent's designees pursuant to this Section 1.03, and prior to the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (i) any amendment that would be adverse to the holders of Shares, (ii) any termination of this Agreement by the Company, (iii) any consent by the Company to any extension of the time for performance of any of the obligations or other acts of Parent or Purchaser, (iv) any waiver by the Company of compliance with any of the covenants or conditions contained in this Agreement for the benefit of the Company or any other rights of the Company under this Agreement, or (v) the exercise of any of the Company's rights, remedies or benefits hereunder.

      (c) Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.03 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03. Subsequent to the purchase of and payment for Shares as a result of which Parent owns beneficially at least that number of Shares which satisfies the Minimum Condition or the Revised Minimum Number, as applicable, Parent shall always have its designees represent at least a majority of the Company Board. Parent and Purchaser shall furnish to the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.03 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                                   ARTICLE II
                                   THE MERGER

      SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time Purchaser shall be merged with and into the Company. As a result of the Merger,
(i) the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), (ii) the Company shall succeed to and assume all the rights and obligations of Purchaser in accordance with the CGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.04.

      SECTION 2.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement and the California Merger

Agreement (the form of which shall be mutually agreed by Purchaser and the Company), the parties hereto shall file the California Merger Agreement with the Secretary of State of the State of California, whereupon Purchaser shall be merged with and into the Company in accordance with the applicable provisions of this Agreement and the CGCL. The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger shall become effective at such time as specified in the California Merger Agreement (the time the Merger becomes effective being the "Effective Time").

      SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the California Merger Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.04. Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation of the Purchaser as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such Articles of Incorporation. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the CGCL, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

      SECTION 2.05. Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article IX and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") will take place at 10:00 AM
(EST) as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another date, time or place is agreed to in writing by the parties hereto.

      SECTION 2.06. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      SECTION 2.07. Shareholders' Meeting.

            (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                  (ii) prepare and file with the SEC a preliminary Proxy Statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to such Proxy Statement will be made by the Company without consultation with Parent and its counsel;

                  (iii) include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement;

                  (iv) use its best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of the shareholders required under California law to effect the Merger.

            (b) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of this Agreement.

      SECTION 2.08. Merger without Meeting of Shareholders. Notwithstanding
Section 2.07 hereof, in the event that Parent, Purchaser or any other subsidiary of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of shareholders of the Company, the parties hereto shall, at the request of Parent and subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of shareholders of the Company in accordance with Section 1110 of the CGCL.

                                   ARTICLE III
                            CONVERSION OF SECURITIES

      SECTION 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

      (a) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time ("Ineligible Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

      (b) Conversion of Securities. Each issued and outstanding Share, other than Dissenting Shares and the Ineligible Shares, shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 3.02. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.02 hereof.

      (c) Stock Options. All options to purchase Company Common Stock granted under the Company's 1993 Stock Incentive Plan, as amended to date (the "1993 Plan"), the Company's 1996 Stock Plan (the "1996 Plan") and the Company's 1998 Employee Stock Option Plan (the "1998 Plan") and the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan" and, together with the 1993 Plan, the 1996 Plan, and the 1998 Plan, the "Stock Option Plans") or pursuant to any other arrangement adopted by the Company Board to provide options, warrants or other rights to purchase capital stock of the Company (in any such case, an "Option") then outstanding shall be subject to the provisions of Section 7.03.

      (d) Capital Stock of Purchaser. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Purchaser evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

      (e) All Other Capital Stock of the Company. All other capital stock of the Company shall be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

            SECTION 3.02. Exchange of Certificates.

                  (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 3.01(b) hereof. At the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment thereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the holder of Shares.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 3.01 hereto into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange there for the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.02.

                  (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

                  (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the

Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            SECTION 3.03. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the CGCL, Dissenting Shares shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive only such rights as are granted by the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 3.03, if (i) the Merger is rescinded or abandoned or (ii) the shareholders of the Company revoke the authority to effect the Merger, then the right of any shareholder to be paid the fair value of such shareholder's Dissenting Shares pursuant to
Section 1300 of the CGCL shall cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Dissenting Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

      SECTION 3.04. Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 3.01; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      SECTION 3.05. Taking of Necessary Action; Further Action. Each of Parent, Purchaser and the Company in good faith shall take all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the officers and directors of the Company and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Purchaser that, except as set forth in the Company Disclosure Schedule:

      SECTION 4.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 4.01 of the Company Disclosure Schedule. Except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      SECTION 4.02. Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws, as amended to date, and a complete and correct copy of the equivalent organizational documents of each of its subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents of each of its subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws. None of the Company's subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

      SECTION 4.03. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share. As of February 23, 1999,
(i) 42,486,382 shares of Company Common Stock were issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable, (ii) no shares of preferred stock were issued or outstanding,
(iii) no Shares were held in the treasury of the Company, and (iv) 12,042,574 Shares were issuable under outstanding Options (whether or not exercisable) granted under the Stock Option Plans of which (A) 3,990,000 Shares were reserved for future issuance pursuant to outstanding Options granted under the 1993 Plan,
(B) 7,163,128 Shares were reserved for future issuance pursuant to outstanding Options granted under the 1996 Plan, (C) 839,446 Shares were reserved for future issuance pursuant to outstanding Options granted under the 1998 Plan, and (D) 50,000 Shares were reserved for future issuance pursuant to outstanding Options granted under the Directors' Plan. The Company has reserved 1,500,000 Shares under its 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), of which 234,781 have been issued as of

February 23, 1999. No shares of preferred stock were reserved for issuance, other than those shares of preferred stock reserved for issuance under the Preferred Shares Rights Agreement. No change in such capitalization has occurred between September 30, 1998 and the date hereof other than any change associated with the exercise of vested Options. Except as set forth in this Section 4.03 or
Section 4.11 hereof or in Section 4.03 or Section 4.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Except as is set forth in Section 4.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are owned by the Company or another subsidiary, free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever. Unless otherwise stated, all references in this Agreement to Company Common Stock and Shares shall be deemed to include the associated preferred share purchase rights issued pursuant to the Preferred Shares Rights Agreement.

            (b) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

      SECTION 4.04. Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by shareholders as contemplated by Section 2.07). This Agreement and the Stock Option Agreement each has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreement by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

      (b) The Company Board, at a meeting duly called and held on March 1, 1999 at which all members were present, has (i) unanimously determined that each of this Agreement, the Stock Option Agreement and the Transactions are fair to, and in the best interests of the shareholders of the Company, (ii) authorized, approved and adopted this Agreement, the Stock Option Agreement and the Transactions, and (iii) recommended that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement and the Transactions, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified. As of the date hereof and at all times on or prior to the Effective Time, no California takeover statute is applicable to the Offer, the Merger or the other Transactions, other than Section 1203 of the CGCL.

      SECTION 4.05. Material Contracts; No Conflict, Required Filings and Consents. (a) All agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" (collectively, the "Material Contracts") of the Company and its subsidiaries are filed as Exhibits to the Company SEC Reports. All of the Material Contracts are valid, binding and in full force and effect. The Company is not in material default of any of its obligations under the Material Contracts. No contracting party to any Material Contract has notified (whether written or oral) the Company of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect materially and adversely the benefits derived, or currently expected to be derived, by the Company.

      (b) Except as set forth in Section 4.05(b) of the Company Disclosure Schedule (i) the execution and delivery of this Agreement and the Stock Option Agreement by the Company does not, and (ii) the performance of this Agreement and the Stock Option Agreement and the consummation of the Transactions by the Company will not, (A) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its subsidiaries, (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets is bound or affected or (C) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected except, in the case of clauses (B) and (C), for such breaches, violations or defaults that would not have a Company Material Adverse Effect.

      (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities

Act, the Exchange Act, state securities laws ("Blue Sky Laws"), state takeover laws, the pre-merger notification requirements of the HSR Act, the EC Merger Regulations, any non-United States laws regulating competition, antitrust, investment and exchange controls and the filing of the California Merger Agreement or other documents as required by the CGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Company Material Adverse Effect.

      SECTION 4.06. Rights Plan. The Company Board has approved, and the Company and the Rights Agent have entered into, an amendment to the Preferred Shares Rights Agreement, substantially in the form of Exhibit A hereto (the "Rights Amendment"). Pursuant to the Rights Amendment, neither the execution and delivery and performance of this Agreement or the Stock Option Agreement, or the consummation of the Transactions will result in the distribution of separate certificates representing rights or the occurrence of a Distribution Date (as defined in Section 1(h) of the Preferred Shares Rights Agreement) or a "flip-in" or "flip-over" event (that is, an event described in Sections 11(a)(ii) and 13 of the Preferred Shares Rights Agreement).

      SECTION 4.07. SEC Filings, Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1997. The Company has delivered or made available to Parent, in the form filed with the SEC, the Company SEC Reports. The Company SEC Reports (including any financial statements or schedules included therein) (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain notes thereto.

      (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

      SECTION 4.08. Absence of Certain Changes or Events. Except as set forth in
Section 4.08 of the Company Disclosure Schedule or in the Company SEC Reports, since September 30, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Articles of Incorporation or By-Laws of the Company; (ii) any material damage to, destruction or loss of any assets of the Company (whether or not covered by insurance); (iii) any change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) any sale of a material amount of assets of the Company, except for the sale of inventory in the ordinary course of business.

      SECTION 4.09. No Undisclosed Liabilities. Except as is disclosed in
Section 4.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of the type that are required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP which are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) adequately provided for or referred to in the Company's balance sheet and the related notes thereto as of September 30, 1998 included in the Company's Form 10-Q for the quarter ended September 30, 1998 (which is part of the Company SEC Reports) (the "September 30, 1998 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the September 30, 1998 Balance Sheet or (iii) incurred since September 30, 1998 in the ordinary course of business and consistent with past practice.

      SECTION 4.10. Absence of Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Entity that is reasonably likely to have a Company Material Adverse Effect.

      SECTION 4.11. Employee Benefit Plans; Employment Agreements. (a) Section 4.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, post-retirement, health, welfare, sickness, accident, vacation, medical or life insurance, disability, supplemental unemployment benefits, retention, change-in-control or parachute plans, profit-sharing, pension or retirement plans or agreements, commissions or sale arrangements and other similar fringe or employee benefit plans, programs or arrangements (whether written or unwritten, insured or self-insured, foreign or domestic), and any employment or executive compensation or severance agreements, plans or programs regardless of whether ERISA is applicable thereto, for the benefit of, or relating to, any employee, director or shareholder (or any of their beneficiaries) of the Company (whether current, former or retired) or any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code (the "Employee Plans").

      (b) None of the Company (including any subsidiary thereof), any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

      (c) With respect to each of the Employee Plans: (i) none of the Employee Plans provides retiree medical, death or other retiree welfare benefits (whether or not insured) to any current or future retiree or terminee (other than under
Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code); (ii) all Employee Plans are in compliance in all material respects with the terms thereof and the requirements prescribed by any and all applicable statutes (including, without limitation, the Code and ERISA), orders or governmental rules and regulations currently in effect with respect thereto, and the Company, each of its subsidiaries and any ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iii) each Employee Plan intended to qualify under Section 401(a) of the Code (or similar provisions for tax-registered or tax-favored plans of foreign jurisdictions) is either (A) the subject of a favorable determination letter from the IRS (or, if applicable, similar approvals of governmental entities in foreign jurisdictions), (B) may rely on a favorable determination letter from the IRS issued to a prototype plan sponsor, or (C) the time during which the Company may apply for an IRS determination letter and make retroactive amendments so as to assure the qualified status of the plan has not expired, and nothing has occurred or could reasonably be expected to occur that impaired or could impair such determination or result in the imposition of any penalty or tax liability; (iv) all contributions required to be made prior to the Effective Time to any Employee Plan under the terms of the Employee Plan or any collective bargaining agreement or as required by law with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time or provided for by the Company as applicable, by appropriate accruals on the Company's latest financial statements; (v) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred or is expected to occur with respect to any Employee Plan; and (vi) with respect to each Employee Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Effective Time.

      (d) There are no pending audits, investigations, litigation or other enforcement actions against the Company with respect to any of the Employee Plans and no completed audit, if any, has resulted in the imposition of any Tax or penalty.

      (e) With respect to each of the Employee Plans, there are no material actions, suits or claims pending or, threatened against any such Employee Plan, the Company, any ERISA Affiliate, any director, officer or employee thereof, or the trustee, assets or fiduciaries of the Employee Plans (other than non-material routine claims for benefits) and no set of circumstances or facts exist that could reasonably be expected to give rise to any such action, suit or claim.

      (f) Section 4.11(f) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds an Option as of the date hereof, together with the number of shares of Company Common Stock subject to such Option, the date of grant of such Option, the exercise price of such Option (to the extent determined as of the date hereof), the expiration date of such Option and whether such Option is a nonqualified stock option or an "incentive stock option" within the meaning of Section 422(b) of the Code. Section 4.11(f) of the Company Disclosure Schedule also sets forth the total number of outstanding Options. No shares of restricted stock have been granted under the Stock Option Plans.

      (g) With respect to each scheme or arrangement mandated by a government other than the United States and with respect to each Employee Plan that is not subject to United States law, there are no material liabilities.

      (h) The Company has made available to Parent: (i) copies of all employment agreements with officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $100,000 and which are not terminable on less than 60 days' notice without penalty; (iii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions; and (iv) the various forms of employment agreements, if any, of the Company for its nonexecutive employees.

      (i) Except as set forth in Section 4.11(i)(1) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of the Company (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination of employment following such transaction. No amounts payable under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code. Neither the Company, any ERISA Affiliate, nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change any existing Employee Plan. No event, condition or circumstance exists that could reasonably be expected to result in a material increase of the benefits provided under any Employee Plan or the expense of maintaining any Employee Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Employee Plan that is not intended to be qualified under Section 401(a) of the Code, and that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan, an excess benefit plan or a foreign pension plan. No event, condition or circumstance exists that would prevent the amendment or termination of any Employee Plan.

      SECTION 4.12. Labor Matters. There are no labor disputes pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which disputes are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is involved in or, to the knowledge of the Company, threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any persons employed by the Company or its subsidiaries, including, without limitation, charges of unfair labor practices or discrimination complaints that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar such legislation of foreign jurisdictions. Except as set forth in
Section 4.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is presently or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company or its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws, regulations and orders relating to workers' compensation and the Worker Adjustment and Retraining Notification Act or similar such legislation of foreign jurisdictions.

      SECTION 4.13. Restrictions on Business Activities. Other than this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have (after giving effect to the consummation of the Offer and the Merger) the effect of prohibiting or impairing in any material respect any material business operations of the Company or any of its subsidiaries, as currently conducted.

      SECTION 4.14. Title to Property. The Company and each of its subsidiaries have good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not be reasonably likely to have a Company Material Adverse Effect.

      SECTION 4.15. Taxes. Except as set forth in Section 4.15 of the Company Disclosure Schedule:

      (a) The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member, have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all Taxes (whether or not shown on any Tax Return) due, except with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements that are in all material respects adequate for their payment. All federal income Tax Returns and all other material Tax Returns filed by the Company and each of its subsidiaries with respect to Taxes were true, complete and correct in all material respects as of the date on which they were filed or as subsequently amended to the date hereof. The Company and each of its subsidiaries have disclosed to the relevant taxing authority any position taken where the failure to make such disclosure would enable the taxing authority to subject such person to any material penalties or additions to Tax. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for material additional Taxes. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding. No material Tax Return of either the Company or any of its subsidiaries is currently being audited by any taxing authority nor are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No material Tax claim has become a lien on any assets of the Company or any subsidiary thereof. Neither the Company nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting principles or (ii) any installment sale gain, where the inclusion in income would result in a material tax liability in excess of the reserves therefor.

      (b) (i) Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement, or maintains or sponsors any Employee Plans, that will reasonably be expected to result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, determined without regard to Section 280G(b)(4) of the Code; (ii) neither the Company nor any of its subsidiaries has been subject to any accumulated earnings tax or personal holding company tax; (iii) none of the Company's foreign subsidiaries have any investments in United States property within the meaning of Section 956 of the Code, or for taxable years beginning after September 30, 1994 and before January 1, 1998, have "excess passive assets" as defined in former Section 956A(c) of the Code; (iv) neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for United States federal or state income tax purposes could be affected by the transactions contemplated hereunder; (v) neither the Company nor any of its subsidiaries has entered into any deferred intercompany transaction within the meaning of section 1.1502-13 of the United States Treasury Regulations as to which items of deferred gain or loss has not been restored; (vi) no excess loss account within the meaning of section 1.1502-19 of the United States Treasury Regulations exists with respect to the stock of any of its subsidiaries; (vii) no extension of time within which to file any material Tax Return that relates to the Company or any of its subsidiaries has been requested which Tax Returns has not since been filed; (viii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any material Tax Return that relates to the Company or any of its subsidiaries which remain in effect; (ix) there are no tax rulings, closing agreements or changes of accounting method relating to the Company or any of its subsidiaries which would affect their liability for Taxes for any period after the Effective Time;
(x) none of the federal or material state and local income Tax Returns of the Company or any of its subsidiaries have been examined or closed or are Tax Returns with respect to which the applicable statute of limitations has expired without extension or waiver; (xi) neither the Company nor any subsidiary has filed a consent under Section 341(f) of the Code or any comparable provision of state revenue statutes; (xii) no material property of the Company or its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiii) neither the Company nor its subsidiaries is a party to any lease made pursuant to Section 168(f) of the Code; (xiv) to the extent applicable, the Company and its subsidiaries have properly and in a timely manner documented their transfer pricing methodology in compliance with Section 482 and related provisions of the Code; and (xv) neither the Company nor any of its subsidiaries were members of a consolidated, combined, unitary or similar group of corporations other than such a group of which the Company is the common parent corporation.

      (c) No power of attorney has been granted by the Company or any of its subsidiaries with respect to any material matter relating to Taxes which is currently in force.

      (d) Neither the Company nor any of its subsidiaries is a party to any material agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

      (e) The Company and each of its subsidiaries have withheld from each payment made to any of their respective past or present employees, officers or directors, or any other person, the amount of all Taxes and other deductions required to be withheld therefrom and paid the same to the proper tax or other receiving officers within the time required by law, except where the failure to do so would not result in any deficiency or claim for material additional Taxes.

      (f) The accruals for deferred Taxes reflected in the financial statements of Company for the year ended December 31, 1997 are adequate in all material respects to cover any deferred Tax liability of the Company and its subsidiaries determined in accordance with GAAP through the date thereof.

      SECTION 4.16. Environmental Matters. Except as set forth in Section 4.16 of the Company Disclosure Schedule:

      (a) All of the current operations of the Company and each of its subsidiaries and their respective assets, businesses and real property, including any operations at or from any real property presently or formerly owned, used, leased, occupied, managed or operated by the Company or any of its subsidiaries (collectively, the "Real Property"), comply in all material respects, and, to the Company's knowledge, have at all times complied in all material respects with all applicable Environmental Laws.

      (b) None of the assets of the Company or any of its subsidiaries, nor any of the Real Property, contains any Hazardous Substances in, on, over, under or at it, in concentrations which would violate in any material respect any applicable Environmental Laws or reasonably would be likely to result in the imposition of material liability or obligations on the Company or any of its subsidiaries under any applicable Environmental Laws, including any material liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Real Property.

      (c) None of the Real Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. Neither the Company, nor any of its subsidiaries has received any written notice from any Governmental Entity or third party of any actual or threatened Environmental Liabilities.

      (d) Each of the Company and its subsidiaries has all the permits, licenses, authorizations and approvals necessary for the conduct of their businesses and for the operations on, in or at the Real Property which are required under applicable Environmental Laws (the "Environmental Permits") and they are in compliance in all material respects with the terms and conditions of all such Environmental Permits. To the Company's knowledge, no reason exists why the Company would not be capable of continued operation of its business in compliance in all material respects with the Environmental Permits and the applicable Environmental Laws.

      (e) Neither the Company nor any of its subsidiaries, nor to the knowledge of the Company and its subsidiaries, any other person or entity, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any Hazardous Substances at, on, under or from the Real Property, except in material compliance with all applicable Environmental Laws.

      (f) There are no underground storage tanks in, on, under or at the Real Property.

      (g) There are no conditions existing at any Real Property or with respect to any of the assets of the Company or its subsidiaries that require, or to the Company's knowledge, which with the giving of notice or the passage of time or both, will reasonably likely require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws.

      (h) The Company and its subsidiaries have provided to Purchaser all environmental reports, assessments, audits, studies, investigations, data, Environmental Permits and other written environmental information in its custody, possession or control concerning the Real Property or the assets of the Company or its subsidiaries.

      (i) Neither the Company nor any of its subsidiaries has contractually, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person or entity.

      SECTION 4.17. Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co., Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements among the Company and Morgan Stanley & Co., Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

      SECTION 4.18. Intellectual Property. (a) Subject to Section 4.18(b), the Company and its subsidiaries own or have the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for the Company and its subsidiaries to conduct their business as it is currently conducted or currently proposed to be conducted.

            (b) Except as set forth in Schedule 4.18 of the Company Disclosure
Schedule: (i) all of the registrations relating to material Intellectual Property owned by the Company and its subsidiaries are unexpired, free of all liens or encumbrances, and have not been abandoned; (ii) to the knowledge of the Company, the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity or third party which would limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) the Company has not received written notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or in the Company's or its subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (v) to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any rights to use any material Intellectual Property granted to the Company by a third party under any license, sublicense or agreement.

            (c) For purposes of this Agreement, "Intellectual Property" shall mean all rights, privileges and priorities provided under United States, state and foreign law relating to intellectual property, including without limitation all (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information;
(y) all registrations, applications and recordings for any of the foregoing and
(z) licenses or other similar agreements granting to the Company or any of its subsidiaries the rights to use any of the foregoing.

      SECTION 4.19. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

      SECTION 4.20. Opinion of Financial Advisor. The Company Board has been advised by its financial advisor, Morgan Stanley & Co., Incorporated, that in its opinion, as of the date hereof, the consideration to be received by holders of Company Common Stock in the Offer and the Merger, taken together, is fair from a financial point of view to such holders (other than Alcatel and its affiliates), and will delivered written copies of such opinion to Parent upon receipt.

      SECTION 4.21. Year 2000 Compliance. (a) The computer systems of the Company and its subsidiaries (including all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment) are Year 2000 Compliant or will be Year 2000 Compliant by December 31, 1999 except as would not reasonably be expected to have a Company Material Adverse Effect.

      (b) The Company has taken commercially reasonable affirmative steps to fully assess, address and correct any and all potential material problems and liabilities relating to Year 2000 Compliance and its impact on any Employee Plan and its participants and beneficiaries, including, without limitation, having made a formal inquiry of all third parties with whom it has contractual relations or transactions in the ordinary course of business with respect to any Employee Plan.

      SECTION 4.22. Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Purchaser in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein not misleading.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser each hereby represent and warrant to the Company that:

      SECTION 5.01. Organization and Qualification. Each of Parent and Purchaser is a corporation (or other entity) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Parent Material Adverse Effect. Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 5.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated. This Agreement and the Stock Option Agreement each has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms.

      SECTION 5.03. No Conflict, Required Filings and Consents. (a) Except as set forth in Section 5.03(b) hereof, the execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the consummation of the Transactions by Parent and Purchaser will not, (i) conflict with or violate the statuts of Parent or Articles of Association or By-Laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties or assets are bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or Purchaser's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contracts material to the business of Parent and Purchaser taken as a whole or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

      (b) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the NYSE, state takeover laws, the pre-merger notification requirements of the HSR Act, the EC Merger Regulations, any non-United States laws regulating competition, antitrust, investment and exchange controls and the filing of the California Merger Agreement or other documents as required by the CGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement, and would not have a Parent Material Adverse Effect.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 6.01. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing and unless otherwise expressly permitted hereunder, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted, and the Company and its subsidiaries shall not take any action except, in the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, unless otherwise expressly permitted hereunder:

      (a) amend or otherwise change the Company's or any of its subsidiaries' Articles of Incorporation or By-Laws, or other equivalent organizational documents;

      (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of Shares pursuant to the exercise of Options under the Stock Option Plans, which Options are outstanding on the date hereof);

      (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

      (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under the Stock Option Plans or the Stock Purchase Plan or other than as expressly provided in Section 7.03(b), authorize cash payments in exchange for any such Options;

      (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

      (f) sell, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any material Company Intellectual Property or third party Intellectual Property rights;

      (g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances except to employees in the ordinary course consistent with past practice; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted and that in the aggregate, exceeds $500,000 (v) terminate any Material Contract or amend any of its material terms (other than amendments to existing credit arrangements designed to remedy defaults thereunder); or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.01(g);

      (h) increase the compensation payable or to become payable to its employees, officers, directors or grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, director or officer of the Company or any of its subsidiaries or establish, adopt, enter into, terminate, or amend any Employee Plan (except as may otherwise be required by applicable law);

      (i) take any action, other than as required by GAAP, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

      (j) make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in the Company SEC Reports, or would not have a Company Material Adverse Effect;

      (k) pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

      (l) except as may be required by law, take any action to terminate or amend any Employee Plan;

      (m) permit any material increase in the number of employees of the Company or any of its subsidiaries employed by the Company or any of its subsidiaries, as the case may be, on the date hereof; or

      (n) take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in Section 6.01(a) through (m) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

      SECTION 6.02. No Solicitation. (a) The Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct it and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage, participate in or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct it and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (i) complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time prior to the earlier to occur of (x) payment for shares of Company Common Stock pursuant to the Offer or (y) the approval of the Merger by the requisite vote of the shareholders of the Company, (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (so long as such proposal did not result from a breach of this Section 6.02) if the Company Board receives from the person so requesting such information an executed confidentiality agreement with customary terms; or (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A) or (B) above, the Company Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (y) in the case referred to in clause (B) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"); provided, however, that the Company may not, except as permitted by
Section 6.02(b) below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.02.

      (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend any Acquisition Proposal by a third party, or (iii) enter into a definitive agreement regarding any third party Acquisition Proposal unless, in the case of each of the preceding clauses, the Company Board shall have (A) determined in good faith, based on the advise of outside counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (B) determined in good faith, after receiving advice from its financial advisor that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger, that such Acquisition Proposal is a Superior Proposal.

      (c) The Company will notify Parent promptly (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on any material changes in the status and content of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

      SECTION 6.03. Information Supplied. Each of the Company and Parent agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-1 and the Schedule 14D-9 will, at the time of filing thereof and at the time of distribution thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Proxy Statement, if any, will, at the date of mailing to shareholders of the Company and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

      SECTION 7.01. Filings, Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file as soon as practicable after the date hereof all documents required to be filed (i) with the FTC and the DOJ in order to comply with the HSR Act and (ii) any other documents which are required under the EC Merger Regulations or any non-United States laws regulating competition, antitrust, exchange controls or investment. Parent and the Company shall promptly furnish all materials thereafter required in connection therewith.

      (b) Each of the Company and Parent shall cooperate with each other and use (and shall cause its subsidiaries to use) all best efforts (i) to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, upon request of Parent, all material consents required in connection with the consummation of the Offer and the Merger; provided, however, that nothing in this Section 7.01 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue to or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective affiliates which would be material in relation to the business of the Company (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of the assets or businesses that are material to the Company) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could, in the judgment of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

      (c) Each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-1, the Schedule 14D-9, the Proxy Statement (if any), or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party or Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

      (d) Each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its subsidiaries, from any third party or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

      SECTION 7.02. Access to Information; Confidentiality. The Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, full access, during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as such party may reasonably request, and shall make available to the other party the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Parent may reasonably request. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at any time as Parent shall request. Until the Appointment Date, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Offer Documents or the Proxy Statement, Parent shall hold any such information which is nonpublic in confidence. Notwithstanding the foregoing, no such review, inquiry or investigation shall affect any representations or warranties of any parties herein or the conditions to the obligations of any parties.

      SECTION 7.03. Stock Options. (a) Except as provided in Section 7.03(b) and
(c), at the Effective Time, the Company's obligations with respect to each outstanding Option, whether vested or unvested, shall, by virtue of this Agreement and without any further action of the Company, Parent, Purchaser or the holder of any Option, be assumed by Parent. Parent shall make such assumption in such manner that (i) Parent is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of
Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Option, Parent would be such a corporation were Section 424 of the Code applicable to such Option; and, after the Effective Time, all references to the Company in the Stock Option Plans and the applicable stock option agreements shall be deemed to refer to Parent as issuer and the Company as the employer of the holders of Options, as applicable, which shall have assumed the Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Stock Option Plan and the applicable stock option agreement as in effect immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of Parent American Depositary Shares ("ADSs") equal to the product of the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by the quotient determined by dividing the Merger Consideration by the fair market value of the ADSs, rounded down to the nearest whole number of ADSs and (ii) the per share exercise price for the ADSs issuable upon exercise of such assumed Option will be equal to the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time multiplied by the quotient determined by dividing fair market value of the ADSs by the Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent. For purposes of this Section 7.03, the fair market value of the ADSs is based on the average of the closing prices per share for the five (5) trading days immediately following (but not including) the date on which the Effective Time occurs, as reported in The Wall Street Journal.

      (b) Notwithstanding paragraph (a) of this Section 7.03, subject to such procedures as may be established by Parent, each holder of an Option granted under the 1993 Plan shall have the right to elect to receive with regard to such Option either of the following amounts: (i) a cash payment equal to the product of (x) the number of shares of Company Common Stock underlying the vested portion of such unexercised Option and (y) the excess of the Merger Consideration over the per share exercise price of the unexercised Option; or
(ii) the number of Options exercisable for ADSs determined under the conversion formula set forth in paragraph (a) of this Section 7.03.

      (c) Notwithstanding paragraph (a) of this Section 7.03, each outstanding Option granted to a director under the Directors' Plan shall terminate at the Effective Time.

      SECTION 7.04. Stock Purchase Plan. (a) The Company shall take all actions as are necessary to cause the "exercise date" (referred to as the last day of the "Offering Period," as such term is used in the Stock Purchase Plan) applicable to the then current Offering Period to be the last trading day on which the Company Common Stock is traded on the NASDAQ, immediately prior to the Effective Time (the "New Purchase Date"); provided that, such change in the "exercise date" shall be conditioned upon the consummation of the Merger. On the New Purchase Date, the Company shall apply the funds credited as of such date under the Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole Shares in accordance with the terms of the Stock Purchase Plan. The cost to each participant in the Stock Purchase Plan for the Shares shall be the lower of 95% of the closing sale price of Company Common Stock, as reported on the NASDAQ on (i) the first day of the then current Offering Period or (ii) the last trading day prior to the New Purchase Date.

      (b) Prior to the Effective Time, the Company shall take (or cause to be taken) all actions as are necessary or appropriate to effectuate the termination of the Stock Purchase Plan prior to the Effective Time in accordance with its terms and the Code, ERISA and other applicable law. The Company shall promptly deliver to Parent prior to the Effective Time true and complete copies of all documentation relating to or arising from the termination of the Stock Purchase Plan.

      SECTION 7.05. Intentionally Omitted

      SECTION 7.06. Indemnification. (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who between the date hereof and the Effective Time were directors or officers of the Company, unless such modification is required by law.

      (b) After the Appointment Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, to indemnify and hold harmless, each director and officer of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission by such director or officer by virtue of their holding the office of director or officer occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation and Parent and (ii) neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

      (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous ) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, if such insurance coverage cannot be obtained at all, Parent shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this
Section 7.06(c), does not exceed the Maximum Premium. The Company represents to Parent that the Maximum Premium is $228,321. Parent agrees, and will cause the Company not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 7.06(c).

      SECTION 7.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 7.08. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer, the Merger and transactions contemplated by this Agreement and the Stock Option Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

      SECTION 7.09. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, the NYSE or the NASDAQ (as applicable) if it has used all reasonable efforts to consult with the other party.

      SECTION 7.10. Listing. Parent shall use its best efforts to cause the shares of Parent ADSs issuable upon exercise of Options assumed pursuant to
Section 7.03, to be approved for listing on the NYSE.

      SECTION 7.11. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III. Except as otherwise provided in
Section 9.03, whether or not the Merger is consummated, all other costs and expenses incurred in connection with this Agreement, the Stock Option Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

      SECTION 8.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

      (a) Stockholder Approvals. This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company to the extent required by the CGCL and the Articles of Incorporation of the Company;

      (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Entity or other similar binding legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

      (c) Offer. Parent, Purchaser or their affiliates shall have purchased, or caused to be purchased, the Shares pursuant to the Offer.

                                   ARTICLE IX
                                   TERMINATION

      SECTION 9.01. Termination. This Agreement and the Transactions may be terminated or abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

      (a) by mutual written consent duly authorized by the respective boards of directors of Parent and, subject to Section 1.03, the Company; or

      (b) by either Parent or the Company if the Merger shall not have been consummated by September 1, 2000 (provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

      (c) by either Parent or the Company if (i) a court of competent jurisdiction or Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger or (ii) any action is taken or any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Offer or the Merger which makes the consummation of the Offer or the Merger illegal; or

      (d) by either Parent or the Company, if the Company Common Stock has not been purchased pursuant to the Offer prior to June 30, 1999 (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure to consummate the Offer before such date; and provided, further, that if a request for additional information is received from a Governmental Entity pursuant to the HSR Act or applicable nonUnited States laws regulating competition, antitrust, investment or exchange controls, such date shall be extended to the 90th day following acknowledgment by such Governmental Entity that Parent and the Company have complied with such request, but in no event shall such date be extended to a date later than September 30, 1999); or

      (e) as long as Company Common Stock has not been purchased pursuant to the Offer by Parent, if any actions described in paragraph (e) to Annex A have occurred; or

      (f) as long as Company Common Stock has not been purchased pursuant to the Offer, by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company, shall have become untrue, in either case, such that the breach would give rise to the failure of a condition set forth in Annex A (a "Terminating Breach"), provided that, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than April 30, 1999) by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this
Section 9.01(f) until the expiration of such period without such Terminating Breach having been cured; or

      (g) by Parent, if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser, or any of their Affiliates shall have failed to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer; or

      (h) by Parent or the Company, if the Offer has expired or has been terminated in accordance with the terms set forth in this Agreement (including Annex A) without any Company Common Stock having been purchased pursuant to the Offer; or

      (i) by the Company, if Parent or Purchaser shall have failed to perform or comply in any material respect any material obligation, agreement or covenant to be performed or complied with by it under this Agreement, provided that, if such failure of performance or compliance is curable prior to the expiration of 30 days from its occurrence (but in no event later than June 30, 1999) by Parent or Purchaser through the exercise of their respective reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(i) until the expiration of such period without such failure of performance or compliance having been cured; or

      (j) by the Company to allow the Company to enter into a definitive agreement in accordance with Section 6.02(b) with respect to a Superior Proposal, provided, however, that the Company shall have complied with all the provisions of Section 6.02 thereof, including the notice provision therein.

      SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of its affiliates, directors, officers, employees, agents, legal and financial advisors or other representatives) except
(i) as set forth in Sections 7.11, 9.03 and 10.01 and (ii) nothing herein shall relieve any party from liability or damages resulting from any breach of this Agreement.

      SECTION 9.03. Fees and Expenses. (a) Except as set forth in Section 7.11 and this Section 9.03, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

      (b) The Company shall pay Parent a fee of $54,000,000 USD (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent, not in excess of $3,000,000 USD, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel), upon the earliest to occur of the following events:

            (i) the termination of this Agreement by Parent pursuant to Section 9.01(e); or

            (ii) the termination of this Agreement by Parent or the Company pursuant to Section 9.01(d) or (h) if, at the time of termination an Acquisition Proposal has been publicly announced and not withdrawn, and within six months from the date of termination pursuant to Article IX, the Company enters into an agreement or letter of intent concerning a transaction that would constitute an Acquisition Proposal and such transaction is subsequently consummated

            (iii) the termination of this Agreement by the Company pursuant to
      Section 9.01(j).

            (iv) the termination of this Agreement by Parent pursuant to Section 9.01(f) upon a Terminating Breach and (A) such Terminating Breach was other than a breach of a representation or warranty not within the control of the Company, (B) at the time of termination an Acquisition Proposal has been publicly announced and not withdrawn, (C) within six months from the date of termination pursuant to Article IX, the Company enters into an agreement or letter of intent concerning a transaction that would constitute an Acquisition Proposal and (D) such transaction is subsequently consummated.

      (c) The Fee payable pursuant to (A) Section 9.03(b)(i) or (b) (iii) shall be paid within one business day after the first to occur of the events described therein and (B) Section 9.03(b)(ii) or (b) (iv) shall be paid on the date on which the transactions referred to in such subsections are subsequently consummated.

                                    ARTICLE X
                               GENERAL PROVISIONS

      SECTION 10.01. Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 10.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Article III and in Section 7.03 (Stock Options), 7.06 (Indemnification) and 7.10 (Listing) shall survive the consummation of the Merger and those set forth in Section 7.11 (Expenses), Section 9.02 (Effect of Termination) and
Section 9.03 (Fees and Expenses) shall survive termination of this Agreement.

      SECTION 10.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

      (a)   If to Parent or Purchaser:

            Alcatel
            54, rue La Boetie
            75008 Paris
            France
            Telecopier No.: 33-1-4076-1486
            Attention: Pascal Durand-Barthez, Esq.

            With a copy to:

            Proskauer Rose LLP
            1585 Broadway
            New York, NY 10036
            Telecopier No.: (212) 969-2900
            Attention: Stanley Komaroff, Esq.

      (b)   If to the Company:

            Xylan Corporation
            26679 West Agoura Road
            Calabasas, CA 91302
            Telecopier No.: (818) 880-3505
            Attention: President

            With a copy to:
            Venture Law Group
            2800 Sand Hill Road
            Menlo Park, CA 94205
            Telecopier No.: (650) 233-8386
            Attention: Tae Hea Nahm, Esq.
                       Steven J. Tonsfeldt, Esq.

      SECTION 10.03. Amendment. Subject to 1.03(b), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 10.04. Waiver. Subject to Section 1.03(b), at any time prior to the Effective Time, any party hereto may with respect to any other party hereto
(a) extend the time for the performance of any of the obligations or other acts,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      SECTION 10.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 10.07. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Shareholder Agreements and the Stock Option Agreement constitute the entire agreement and supersede all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter thereof.

      SECTION 10.08. Assignment, Purchaser. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any direct or indirect wholly owned subsidiary, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

      SECTION 10.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article III and Sections 7.03 (Stock Options), and 7.06 (Indemnification).

      SECTION 10.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      SECTION 10.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

      SECTION 10.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 10.13. Waiver of Jury Trial. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 10.14. Certain Definitions. For purposes of this Agreement, the term:

      (a) "affiliates" means, with respect to any specified person, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more.

      (b) "Appointment Date" shall mean the time the persons designated by Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to Section 1.03.

      (c) "California Merger Agreement" shall mean the Agreement of Merger by and among the Company, Purchaser and Parent, together with the related officers' certificates required by Section 1103 of the CGCL.

      (d) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq.

      (e) "CGCL" shall mean the California General Corporation Law.

      (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

      (g) "Company Board" shall mean the Board of Directors of the Company.

      (h) "Company Disclosure Schedule" shall mean the written disclosure schedule prepared and signed by the Company and previously delivered to Purchaser.

      (i) "Company SEC Reports" shall mean each form, report, schedule, statement and other document required to be filed by the Company since January 1, 1997 under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

      (j) "Company Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Company Material Adverse Effect, any adverse effect attributable to the following shall be disregarded: (i) general economic or business conditions;
(ii) general industry conditions; (iii) the taking of any action permitted or required by this Agreement; (iv) a reduction in purchases of products from the Company by International Business Machines Corporation or Parent; (v) a reduction or delay in purchases of products from the Company as a direct result of the public announcement or pendency of the Offer; or (vi) the breach by Parent or Purchaser of this Agreement; and in each case, to the extent that such adverse effect is attributable to such event; provided, however, that with respect to clause (v) of this paragraph, the Company shall bear the burden of proof (which shall be established through documentary evidence) in any proceeding with regard to establishing that any reduction in purchases was attributable to or results from the direct effect of the public announcement or pendency of the Offer.

      (k) "Dissenting Shares" shall mean any Shares outstanding immediately prior to the Effective Time and held by a holder who had not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such Shares in accordance with Section 1300 of the CGCL, if such Section 1300 provides for appraisal rights for such Shares in the Merger.

      (l) "DOJ" shall mean the United States Department of Justice.

      (m) "EC Merger Regulations" shall mean Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 (as amended) and the regulations and decisions of the Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

      (n) "Environment" shall mean any surface or subsurface physical medium or natural resources, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

      (o) "Environmental Laws" shall mean federal, foreign, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

      (p) "Environmental Liabilities" shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (A) which are incurred as a result of
(i) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (ii) the Company's or any of its subsidiary's offsite transportation, treatment, storage or disposal of Hazardous Substances or (iii) the violation of any Environmental Laws or (B) which arise under Environmental Laws.

      (q) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      (r) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (s) "Founding Shareholders" shall mean Steve Y. Kim, The Steve Y. Kim Living Trust, and The Kim Irrevocable Children's Trust, and Yuri Pikover and The Pikover Trust and The Pikover 1995 Irrevocable Children's Trust.

      (t) "FTC" shall mean the United States Federal Trade Commission.

      (u) "GAAP" shall mean United States Generally Accepted Accounting Principles.

      (v) "Governmental Entity" shall mean any United States or foreign governmental, administrative or regulatory authority, commission, body, agency or other authority.

      (w) "Hazardous Substances" shall mean petroleum, petroleum products, petroleumderived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or regulated under any Environmental Law by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity.

      (x) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      (y) "IRS" United States Internal Revenue Service.

      (z) "Knowledge" means the following: an individual shall be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, but without having undertaken any independent investigation to determine the existence or absence of such fact or other matter. A corporation shall be deemed to have "knowledge" of a particular fact or matter only if a director or executive officer of such corporation has "knowledge" of such fact or matter.

      (aa) "Minimum Condition" shall mean at least 90% of the outstanding shares of Company Common Stock (together with the shares of the Company Common Stock, if any, then owned by Parent or Purchaser or their subsidiaries) shall have been validly tendered and not withdrawn prior to the expiration of the Offer.

      (bb) "NASDAQ" shall mean the NASDAQ Stock Market, Inc.

      (cc) "NYSE" shall mean the New York Stock Exchange.

      (dd) "Parent Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is materially adverse to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole; provided, however, that in determining whether there has been a Parent Material Adverse

Effect, any adverse effect attributable to the following shall be disregarded:
(i) general economic or business conditions; (ii) general industry conditions;
(iii) the taking of any action permitted or required by this Agreement; or (iv) the breach by the Company of this Agreement; and in case, to the extent that such adverse effect is attributable to such event.

      (ee) "Preferred Shares Rights Agreement" shall mean that certain Preferred Shares Rights Agreement dated as of April 17, 1997 between the Company and The First National Bank of Boston, as the Rights Agent.

      (ff) "Proxy Statement" shall mean the proxy statement (or information statement) to be filed by the Company with the SEC pursuant to Section 2.07 hereof, together with all amendments and supplements thereto and including the exhibits thereto.

      (gg) "Purchaser Common Stock" shall mean the common stock, par value $.01 per share, of Purchaser.

      (hh) "Revised Minimum Number" shall mean that number of Shares that when added to the Shares then owned by Purchaser would equal 49.99% of the Shares then outstanding.

      (ii) "SEC" shall mean the United States Securities and Exchange
Commission.

      (jj) "Securities Act" shall mean the Securities Act of 1933, as amended.

      (kk) "Shares" shall mean shares of Company Common Stock.

      (ll) "Stock Option Agreement" shall mean that certain agreement among Parent, Purchaser and the Company regarding Purchaser's ability to acquire additional Shares from the Company.

      (mm) "Tax" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

      (nn) "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

      (oo) "USD" shall mean United States dollars.

      (pp) "Year 2000 Compliant" shall mean that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than January 1, 2000, including calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output; (ii) have the ability to provide date recognition for any data element without limitation (including date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values); (iii) have the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) have the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000; (vi) have the ability to process correctly after January 1, 2000 data containing dates before that date; and (vii) have the ability to recognize all "leap years," including February 29, 2000.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  ALCATEL


                                  By:           /s/ Serge Tchuruk
                                      ------------------------------------------
                                      Name: Serge Tchuruk
                                      Title: Chairman & Chief Executive Officer


                                      XYLAN CORPORATION


                                  By:            /s/ Steve Y. Kim
                                      ------------------------------------------
                                      Name: Steve Y. Kim
                                      Title: President & Chief Executive Officer


                                  ZEUS ACQUISITION CORP.


                                  By:           /s/ Olivier Houssin
                                      ------------------------------------------
                                      Name: Olivier Houssin
                                      Title: Chairman

                                     Annex A
                        Certain Conditions of the Offer.

      Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (but subject in all cases to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer or amend the Offer as to any Shares not then paid for, if
(i) any applicable waiting period under the HSR Act, the EC Merger Regulations or any applicable non-United States laws regulating competition, antitrust, investment or exchange controls has not expired or terminated prior to the expiration of the Offer (the "HSR/Foreign Antitrust Condition"), (ii) the Minimum Condition shall not have been satisfied or waived (pursuant to the Merger Agreement) or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur or shall be determined by Purchaser to have occurred (other than as the result of any action or inaction of Parent or its subsidiaries that would constitute a material breach of the Merger Agreement (other than Article V)):

      (a) there shall be instituted or pending any suit, action or proceeding by any Governmental Entity seeking, or by any other person which would reasonably be expected to, (i) prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, (ii) prohibit the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Stock Option Agreement or the Shareholder Agreements, to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreements, or to require the Company, Parent or Purchaser to pay any damages that are material in relation to the Company taken as a whole, (iii) impose material limitations on the ability of Purchaser, or to render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) have a Company Material Adverse Effect, or materially adversely affect the ability of the Company or Parent to consummate the Offer or the Merger, or to perform any of their obligations under this Agreement or the Stock Option Agreement; or

      (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, EC Merger Regulations and applicable non-United States laws regulating competition, antitrust, investment or exchange controls that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

      (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, or in the Nasdaq National Market System (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States other than the current hostilities in Iraq, Kosovo, Bosnia or Serbia, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

      (d) there shall have occurred and be continuing any change, condition, event or development that would reasonably be expected to result in a Company Material Adverse Effect; or

      (e) the Company Board or any committee thereof shall have (i) withdrawn, modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, this Agreement or the Merger or shall have resolved to do so, or (ii) recommended or taken a "neutral" position with respect to the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates or shall have resolved to do so; or

      (f) any of the representations and warranties of the Company set forth in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Company Material Adverse Effect) shall not be true and correct as of the date of this Agreement and as of the scheduled expiration of the Offer and where the failure to be true and correct would not, together with all other such failures, have a Company Material Adverse Effect; or

      (g) the Company shall have and be continuing to have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

      (h) this Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

      The foregoing conditions are for the sole benefit of Parent and Purchaser, and may (subject to the terms of the Merger Agreement) be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.